SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 13, 2007 (December 7, 2007)

FLAGSHIP GLOBAL HEALTH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30556	11-3210792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West 42nd Street

23rd Floor

New York, NY 10036

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 340-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2007, Fred F. Nazem, resigned as the Chairman of the Board of Directors (the “Chairman”) of Flagship Global Health, Inc. (the “Company”). Mr. Nazem served on the Company’s Corporate Governance and Nominating Committee. Mr. Nazem resigned as the Chairman in order to pursue other ventures.

On December 12, 2007, the Board of Directors elected Richard Howard as a director of the Company.  The Board also appointed Mr. Howard as the Company’s new Chairman.

Richard Howard presently serves as the Managing Director of BHL Strategies, a consulting firm that provides management services to companies and nonprofit organizations.  Mr. Howard served on the Board of Directors of the Company from November 2004 to July 2007 and was the President of the Company from July 2004 to August 2005.  From 1985 to 2003, he worked for Genesis Health Ventures, Inc. At various times during his seventeen years with Genesis he served as Vice Chairman, President and Chief Operating Officer. He also served as a member of the Board for all seventeen years. He received a BS in Economics and Corporate Finance from the Wharton School at the University of Pennsylvania.

On December 12, 2007, the Board of Directors also elected John H. Flood III, the Company’s current President and Chief Executive Officer, as a director of the Company.

Mr. Flood joined the Company in 2004. Before joining the Company, he was the managing partner of the law firm of Flood Donohue Johnston & McShane, from 1994 to 2004. From 1984 to 1994, he worked for NFL Properties, the centralized marketing company of the National Football League, where he served as company President and helped the company grow to over one billion dollars in retail sales. Mr. Flood received his AB in Psychology from Harvard University and his JD from the University of Virginia School of Law.

As of the date of this report, neither Mr. Howard, Mr. Flood, nor any of their immediate family members is a party, either directly or indirectly, to any transaction required to be reported pursuant to Item 404(a) of Regulation S-B.

Exhibit Number	Exhibit
99.1	Press Release, dated December 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2007
FLAGSHIP GLOBAL HEALTH, INC.

	By:	/s/ John H. Flood III
Name: John H. Flood III
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 13, 2007.